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EXHIBIT 10.1

                                 LOAN AGREEMENT

                                      AMONG
                           BLX COMMERCIAL CAPITAL, LLC
                                    AS LENDER
                          MOONEY AIRPLANE COMPANY, INC.
                                   AS BORROWER
                                       AND
                          MOONEY AEROSPACE GROUP, LTD.
                               AND J. NELSON HAPPY
                                  AS GUARANTOR

                                October 31, 2003

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                                 LOAN AGREEMENT

         This Loan Agreement is made and entered this 31st day of October, 2003, by and among BLX Commercial Capital, LLC ("LENDER"), Mooney Airplane Company, Inc., a Delaware corporation ("BORROWER"), and Mooney Aerospace Group, Ltd., a Delaware corporation, and J. Nelson Happy ("GUARANTOR", whether one or more). In the event the terms and provisions of this Loan Agreement conflict with or are inconsistent with the provisions of the Loan Documents, as herein defined, the terms and provisions of this Loan Agreement will control.

ARTICLE 1         DEFINITIONS.

         1.1      CERTAIN DEFINED TERMS.

         Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and VICE VERSA):

         EQUIPMENT and FIXTURES shall have the respective meanings assigned to them in the UCC in force on the Closing Date.

         AFFILIATE shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "CONTROL" (including "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

         AGREEMENT shall mean this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

         ANNUAL REVIEWED FINANCIAL STATEMENTS shall mean the annual financial statements of a Person, including all notes thereto, for a fiscal year of such Person, which statements shall include a balance sheet as of the end of such fiscal year, an income statement, a statement of cash flows, a profit and loss statement showing the result of operations for such fiscal year, and a reconciliation of surplus, each for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, accompanied by the reviewers notes and reviewed with no qualifications and reported upon by a firm of independent certified public accountants acceptable to Lender which shall state that such financial statements, in the opinion of such accountants present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default relating to the financial tests set forth in SECTION 4.2 hereof or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof.


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         BANKRUPTCY CODE shall mean the United States Bankruptcy Code, as amended, and any successor statute.

         BUSINESS DAY shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to close in New York, New York.

         CEILING RATE shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or state laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the state law establishes the Ceiling Rate, the Ceiling Rate shall be the "weekly ceiling rate" for that day. Lender may from time to time, as to current and future balances, implement any other ceiling under applicable federal or state laws by notice to Borrower, if and to the extent permitted by applicable laws and regulations. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

         CLOSING DATE shall mean October 31, 2003.

         CODE shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

         COLLATERAL means all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents, as more particularly described in Exhibit "A" attached hereto.

         COMMERCIAL LAND shall mean that certain real property located at Louis Schreiner Field, Kerrville, Kerr County, Texas, as more particularly described on EXHIBIT A attached hereto and made a part hereof.

         CONDITIONAL COMMITMENT shall mean United States Department of Agriculture Form 4279-3, Conditional Commitment (Business and Industry) issued by RBS in connection with the Loan.

         CORPORATION shall mean corporations, limited liability companies, partnerships, joint ventures, joint stock associations, business trusts and other business entities, whether organized under the laws of the United States of America or of a foreign jurisdiction.

         CURRENT ASSETS shall mean all assets which in accordance with GAAP would be included in "current assets."

         CURRENT LIABILITIES shall mean all Indebtedness which in accordance with GAAP would be included as "current liabilities."

         CURRENT RATIO shall mean the ratio of Current Assets to Current Liabilities.

         DEBT shall mean the sum of (i) all borrowings under the Note, (ii) any obligation for borrowed money which under GAAP is shown on the balance sheet as a liability (including the

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principal component of capitalized lease obligations, but excluding reserves for deferred income taxes, deferred pension liability and other deferred expenses and reserves), (iii) Indebtedness for borrowed money secured by any Lien existing on Property owned subject to such Lien, whether or not the Indebtedness secured thereby shall have been assumed, (iv) guarantees of borrowed money Indebtedness and endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), (v) letters of credit and
(vi) the redemption amount with respect to any equity interest required to be redeemed.

         DEBT COVERAGE RATIO shall mean for any period the ratio of (a) the Net Operating Income of Borrower to (b) all required principal and interest payments due and owing on Borrower's Debt during such period, as determined in accordance with GAAP.

         DEBT TO WORTH RATIO shall mean for any period the ratio of Total Liabilities of the Borrower divided by the Tangible Net Worth of the Borrower.

         DEED OF TRUST/MORTGAGE shall mean that certain Deed of Trust (With Security Agreement and Assignment of Rents) dated as of the Closing Date, in Proper Form, executed by Borrower for the benefit of Lender covering and affecting Borrower's interest in the Commercial Land and securing payment and performance of the Obligations, as same may be amended, modified, restated or supplemented from time to time.

         DEFAULT shall mean an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         DEFAULT RATE shall mean, on any day, a rate per annum equal to the Default Rate, as defined in the Note.

         DISBURSEMENT ACCOUNT shall mean a non-interest bearing account in Lender's or its designee's name in a financial institution selected by Lender.

         ENVIRONMENTAL CLAIM means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the cleanup of such pollution or contamination;
(iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees; or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "ENVIRONMENTAL CLAIM" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

         ENVIRONMENTAL LIABILITIES includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage

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to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including attorneys' fees and court costs.

         ENVIRONMENTAL PERMIT means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

         EVENT OF DEFAULT shall have the meaning assigned to it in Section 7.1 hereof.

         FINANCING STATEMENTS means all such Uniform Commercial Code financing statements as Lender shall require, in Proper Form, duly executed by Borrower or others (if required by Lender) to give notice of and to perfect or continue perfection of Lender's Liens in all Collateral.

         GAAP shall mean, as to a particular Person, such accounting practice as, in the opinion of independent certified public accountants of recognized national standing, conforms at the time to generally accepted accounting principles, consistently applied. In addition, GAAP means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board; and (b) which are consistently applied for all periods after the Closing Date so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as GAAP, all reports and financial statements required hereunder may be prepared in accordance with such change. Notwithstanding the foregoing, as to individuals only, GAAP means such accounting principles and practices as, in the opinion of such accountants, conform at the time to such individual's federal income tax basis of accounting, consistently applied.

         GOVERNMENTAL AUTHORITY shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender, Borrower, Guarantor, any Party or their respective Property.

         GUARANTY shall mean collectively all guaranties dated as of the Closing Date in Proper Form executed by the Guarantor in favor of Lender, as any of the same may from time to time be amended, modified, restated, supplemented or substituted.

         GUARANTOR shall mean Mooney Aerospace Group, Ltd., a Delaware corporation.

         HAZARDOUS SUBSTANCE shall mean petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".


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         IMPROVEMENTS shall mean all buildings and other improvements now or hereafter placed on the Commercial Land, as well as all appurtenances, betterments and additions thereto; all and singular the rights, privileges, hereditaments, and appurtenances in any wise incident or appertaining to said Land and improvements, including, without limitation, any and all rights to the present or future use of waste water, waste water capacity, drainage, water or other utility facilities to the extent same pertain to or benefit said Land or the improvements located thereon, including, without limitation, all reservations of or commitments or letters covering any such use in the future whether now owned or hereafter acquired.

         INDEBTEDNESS shall mean and include, without duplication, (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; PROVIDED, that the term "Indebtedness" shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Lender in trust for the payment thereof.

         KEY AGREEMENTS means all contracts, permits, licenses and other rights acquired by a Person or to which such Person is a party or by which such Person is bound and from time to time material to the ownership of assets or the operations of such Person.

         LEGAL REQUIREMENT shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future, including, without limitation, any Requirements of Environmental Law.

         LENDER means the Lender named in the first paragraph of this Agreement and its successors and assigns, in whole or in part.

         LIEN shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien whether based on common law, constitutional provision, statute or contract.

         LIMITED GUARANTOR shall mean J. Nelson Happy, and any future president or chief executive officer of the Borrower.

         LOAN shall mean the loan provided for in SECTION 2.1 hereof.

         LOAN DOCUMENTS shall mean, collectively, the Note, the Guaranty, this Agreement, the Deed of Trust, the Security Documents, the Authorization Agreement for automatic drafts, the Disclaimer of Oral Agreements, and all other documents prepared and/or executed in connection

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with the Loan, each dated as of the Closing Date, and all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

         MATERIAL ADVERSE EFFECT means a material adverse effect upon (a) the financial condition, business, operations, assets or prospects of the Borrower or Guarantor, (b) the ability of Borrower, Guarantor, or any other Party to perform its respective obligations under any of the Loan Documents or (c) the ability of Lender to enforce any of the Loan Documents against Borrower, Guarantor, or any other Party.

         MONTHLY FINANCIAL STATEMENTS shall mean the monthly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such calendar month and an income statement and a statement of cash flow for such calendar month and for the fiscal year to date, all setting forth in comparative form the corresponding figures for the corresponding calendar month of the preceding year, prepared in accordance with GAAP (with the exclusion of notes and an auditor's opinion) and certified as fairly reflecting the financial condition of such Person as of the date thereof and for the period covered thereby, subject to normal yearend adjustments, by the Chief Financial Officer or President of such Person.

         MORTGAGEE'S POLICY OF TITLE INSURANCE shall mean a mortgagee's policy or policies of title insurance issued in favor of Lender by an underwriter satisfactory to Lender insuring the Lien of the Deed of Trust/Mortgage as a first and prior lien in an amount equal to Five Million and 00/100 Dollars ($5,000,000.00), subject only to such encumbrances as are acceptable to Lender.

         NET OPERATING INCOME shall mean the gross income received by Borrower for the period in question, less the expenses incurred by Borrower that are allocable to such period computed without regard to taxes, depreciation, amortization, or interest on the Note but otherwise in accordance with GAAP.

         NET WORTH shall mean Total Assets minus Total Liabilities.

         NOTE shall mean that certain adjustable rate promissory note dated as of the Closing Date, the form of which is attached hereto and incorporated by reference herein as Exhibit "B", made and executed by Borrower payable to the order of Lender in the aggregate original principal amount of Five Million and 00/100 Dollars ($5,000,000.00), and all modifications, renewals, extensions, increases and rearrangements of, and substitutions for such promissory notes.

         OBLIGATIONS shall mean, as at any date of determination thereof, the sum of the following: (i) any and all sums, including principal, interest, expenses, Prepayment Consideration (as defined in the Note), court costs and attorneys' fees called for in the Note, PLUS (ii) all other agreements, covenants, conditions, warranties, representations, liabilities, obligations and indebtedness of any Party now or hereafter created or incurred, in whole or in part, under this Agreement or any other Loan Document, PLUS (iii) all other debts of any kind and character now or hereafter owing by Borrower to the Lender whether such debts be evidenced by written instrument or not and whether they be direct obligations arising out of a guaranty, endorsement, suretyship or otherwise, or

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whether they be joint, several or indirect, and whether they were heretofore or are hereafter purchased or acquired and any and all amendments, modifications, renewals, extensions, increases, or rearrangements in whole or in part of any of the above. Obligations herein shall not include those owed by any Guarantor herein outside those created by the Loan Documents.

         ORGANIZATIONAL DOCUMENTS shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited liability company, the articles of organization, the limited liability company operating agreement and the regulations of such limited liability company; with respect to a partnership, the partnership agreement establishing such partnership and the certificate of limited partnership as to any limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; and, with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

         PARTIES shall mean Borrower, Guarantor, and any other party (other than Lender) executing any Loan Document.

         PERSON shall mean any individual, corporation, limited liability company, partnership, joint venture, joint stock association, business trust, other business entity, trust, unincorporated organization, Governmental Authority or any other form of entity.

         PROPER FORM shall mean in form and substance satisfactory to Lender.

         PROPERTY shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         QUARTERLY FINANCIAL STATEMENTS shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such calendar quarter and an income statement and a statement of cash flow for such calendar quarter and for the fiscal year to date, all setting forth in comparative form the corresponding figures for the corresponding calendar quarter of the preceding year, prepared in accordance with GAAP (with the exclusion of notes and an auditor's opinion) and certified as fairly reflecting the financial condition of such Person as of the date thereof and for the period covered thereby, subject to normal year end adjustments, by the Chief Financial Officer or President of such Person.

         REMEDIAL ACTION shall mean any action necessary to ensure compliance with the Requirements of Environmental Law including (i) the removal and disposal or containment (if containment is practical under the circumstances and is permissible within Requirements of Environmental Law) or monitoring of any and all Hazardous Substances at the Property; (ii) the taking of necessary precautions to protect against the release or threatened release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at the Property or any public domain affected by the Property or any surrounding areas thereof; (iii) any action necessary to mitigate the usurpation of wetlands, pinelands or other protected land or reclaim the same or to protect and preserve wildlife species; (iv) any action necessary to meet the requirements of an environmental permit or (v) any other action required to

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satisfy Requirements of Environmental Law imposed upon Borrower, the Property and/or any operation thereon by the Texas Commission on Environmental Quality.

         REQUIREMENTS OF ENVIRONMENTAL LAW means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any Governmental Authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or cleanup of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

         RURAL AREA shall mean all territory of a State that is not within the outer boundary of any city having a population of fifty thousand or more and its immediately adjacent urbanized and urbanizing area with a population density of more than one hundred persons per square mile, as determined by the Secretary of Agriculture according to the latest decennial census of the United States.

         RBS shall mean The United States of America acting by and through its agency, the Rural Business Cooperative Service, United States Department of Agriculture, or its successor agency.

         RBS DOCUMENTS shall mean all of the following duly executed by or on behalf of the parties thereto and in Proper Form:

                  Loan Note Guarantee (Form 4279-5)
                  Certificate of Incumbency (Form 4279-7)
                  Lender's Agreement (Form 4279-4)

and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

         RBS GUARANTEE shall mean that certain guaranty of the United States of America acting through RBS in the amount of eighty percent (80%) of the amount of the Note, being Five Million and No/100 Dollars ($5,000,000.00).

         RBS GUARANTEE FEE shall mean that certain fee imposed by RBS in the amount of two percent (2%) of the amount of the RBS Guarantee in connection with this Loan, being Eighty Thousand and 00/100 Dollars ($80,000.00).

         RELATED PERSON shall mean any individual, corporation, organization or other entity that is an officer, director, stockholder, partner or employee of Borrower.

         SECRETARY'S/MEMBER'S CERTIFICATE shall mean a certificate, in Proper Form, of the Secretary or an Assistant Secretary or a Member of a Person as to
(a) the resolutions of the Board of Directors or other governing body of such Person authorizing the execution, delivery and performance of the documents to be executed by such Person; (b) the incumbency and signature

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of the officer of such Person executing such documents on behalf of such Person, and (c) the Organizational Documents of such Person.

         SECURITY AGREEMENTS shall mean (i) those certain Security Agreements dated as of the Closing Date executed by Borrower in favor of Lender covering, among other Property, the Equipment, Fixtures (save and except those claimed by the lessor to Borrower as disclosed to Lender), Proprietary Tooling, FAA Certificates, Records, and Trademarks (as such terms are defined in Exhibit "A" hereto) of Borrower and (ii) that certain Assignment of Life Insurance as Collateral Security dated as of the Closing Date executed by J. Nelson Happy in favor of Lender covering, among other Property, a $2,000,000.00 life insurance policy on the life of J. Nelson Happy, together with any and all security agreements hereafter executed in favor of Lender in connection with, or as security for, the Obligations, as any of them may be amended, modified, restated or supplemented from time to time.

         SECURITY DOCUMENTS shall mean this Agreement, the Security Agreements, the Deed of Trust/Mortgage, the Guaranty, the Financing Statements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, undertakings, subordination agreements and other instruments and financing statements now or hereafter executed and delivered by any Person (other than solely by Lender), as the same may be amended, modified, restated or supplemented from time to time, in connection with, or as security for the payment of the Obligations.

         STATED RATE shall mean the "Stated Rate" as defined in the Note as subsequently adjusted.

         TANGIBLE NET WORTH shall mean as to Borrower total assets (valued at cost less normal depreciation), LESS (1) all intangibles and (2) all liabilities, all determined in accordance with GAAP. The term "intangibles" shall include (i) deferred charges, (ii) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired (excluding marketable securities) and (iii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expenses and other like intangibles.

         TENANT ESTOPPEL LETTERS shall mean those certain letters in Proper Form in favor of Lender executed by tenants of the Commercial Land, if any.

         TOTAL ASSETS shall mean all assets of Borrower which in accordance with GAAP would be included in "assets."

         TOTAL LIABILITIES shall mean the sum of all short-term note obligations, current maturities of long-term obligations due within the next fiscal year, open accounts due to trade, income taxes including current portion of deferred taxes, bank overdrafts, accrued expenses, long-term note obligations, bonds, debentures, mortgages, deferred portions of long-term debt, capital leases, subordinated debt, liability reserves and any other obligations of the Borrower.

         UCC shall mean the Uniform Commercial Code of the State of New York, or if the creation, perfection, and enforcement of any security interest granted in the Security Documents

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is governed by the laws of a state other than the State of New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

         1.2 MISCELLANEOUS. The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


ARTICLE 2         THE LOAN

         2.1 THE LOAN. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Borrower in an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) (the "LOAN").


         2.2 USE OF PROCEEDS. The proceeds of the Loan shall be used by Borrower as follows:

                  (a) approximately Three Million Eight Hundred Seventy Thousand and 00/100 Dollars ($3,870,000.00) for the refinance of existing debt;

                  (b) approximately Nine Hundred Thirty Thousand and 00/100 Dollars ($930,000.00) for working capital;

                  (c) approximately Two Hundred Thousand and 00/100 Dollars ($200,000.00) for closing costs.

         2.3 NOTE. The Loan made by Lender to Borrower shall be evidenced by the Note to be executed and delivered by Borrower to Lender on the Closing Date. The Loan shall bear interest from time to time at the rate and be due and payable on the terms and conditions set forth in the Note and in this Agreement.

         2.4 SECURITY. The Obligations will be secured by the Security Documents which cover, without limitation, the following Collateral: (a) a first lien on Borrower's interest in the Commercial Land and Improvements; (b) a first lien on all Equipment, Fixtures, Proprietary Tooling, FAA Certificates, Records, and Trademarks (as such terms are defined in Exhibit "A" hereto), whether now owned or hereafter acquired, as more fully set forth in the Security Agreements; and
(c) an assignment of a $2,000,000.00 life insurance policy on the life of J. Nelson Happy.

ARTICLE 3         CONDITIONS FOR MAKING THE LOAN

         3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Lender to make the initial advance under the Loan is conditioned upon and subject to all legal matters incident to the transactions hereby contemplated being satisfactory to Lender and Lender's legal counsel, and is further conditioned upon Lender's receipt of the following in Proper Form or the following conditions precedent having been otherwise fulfilled or waived:


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                  (a)      the Loan Documents and all other agreements,
                           documents and instruments required by Lender to be executed and/or delivered at or prior to Closing, each duly executed where appropriate, and in Proper Form.

                  (b) a duly executed Secretary's/Member's Certificate with respect to Borrower and any Party which is not a natural person.

                  (c) an opinion of counsel to Borrower and Guarantor in Proper Form.

                  (d) a list and summary of all pending or threatened litigation against Borrower and Guarantor with an amount in controversy in excess of $100,000.00, certified to by Guarantor and Borrower.

                  (e) evidence satisfactory to Lender that there has been no material deterioration in the Borrower's financial condition since the issuance of the Conditional Commitment.

                  (f) evidence satisfactory to Lender that Borrower has Tangible Net Worth of at least twenty percent (20.0%) of Total Assets. At a minimum, such evidence will consist of a certification by an independent Certified Public Accountant acceptable to Lender that Borrower has a tangible balance sheet equity position of a minimum 20%, which certification will include a balance sheet of the Borrower as of the date required by Lender.

                  (g)      Borrower shall have paid the RBS Guarantee Fee.

                  (h) complete professionally prepared appraisal(s) acceptable to Lender in its sole discretion. Such appraisal(s) shall cover the machinery and equipment owned by the Borrower, reflecting an aggregate minimum value of $5,000,000.00, the FAA Type Certificate 2A3, reflecting an aggregate minimum value of $11,000,000.00, and the leasehold and improvements, reflecting an aggregate minimum value of $6,500,000.00.

                  (i)      the RBS Documents.

                  (j) insurance policies reflecting the insurance required by the Loan Documents.

                  (k) at Lender's request, invoices and/or statements of bills owed or incurred or other evidence that advances are for purposes authorized under this Agreement.

                  (l) current financial statements of Borrower and Guarantor dated no earlier than thirty (30) days prior to the Closing Date.

                  (m) an environmental assessment satisfactory to Lender and RBS.


LOAN AGREEMENT                                                           PAGE 12

                  (n) a current certificate from the appropriate official of the state of organization of Borrower as to the existence and good standing of Borrower.

                  (o) a current certificate from the appropriate public official of each jurisdiction other than Borrower's state of organization as to the due qualification to do business and good standing of Borrower where such qualification is necessary to conduct Borrower's business in such jurisdiction.

                  (p) a landlord's subordination agreement in Proper Form executed by any landlord of Borrower subordinating their Lien(s) in the Collateral, if any, to Lender.

                  (q)      receipt of a $50,000.00 origination fee.

                  (r)      the Mortgagee's Policy of Title Insurance.

         3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of Lender to make any advance hereunder shall be subject to the further conditions precedent that on the date of each advance (a) the following statements shall be true (and each of the giving of the applicable "Request for Advance" and the acceptance by Borrower of the proceeds of such advance shall constitute a representation and warranty by Borrower that on the date of such advance such statements are true):

                  (i)      The representations and warranties contained in
                           ARTICLE 6 of this Agreement are correct in all material respects on and as of the date of such advance, before and after giving effect to such advance, and to the application of the proceeds therefrom, as though made on and as of such date;

                  (ii) No event has occurred and is continuing, or would result from such advance or the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

                  (iii) No law, regulation, order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon Lender's making the requested advance; and

                  (iv) evidence satisfactory to Lender that Borrower has Tangible Net Worth of at least twenty percent (20.0%) of Total Assets. At a minimum, such evidence will consist of a certification by an independent Certified Public Accountant acceptable to Lender that Borrower has a tangible balance sheet equity position of a minimum 20%, which certification will include a balance sheet of the Borrower as of the date required by Lender.

         (b) Lender shall have received such other approvals, opinions or documents as Lender may request.


LOAN AGREEMENT                                                           PAGE 13

         3.3 BORROWING PROCEDURES. Within two (2) Business Days after satisfaction of all of the conditions set forth in SECTION 3.1 above, Lender shall advance the proceeds of the Loan for the purposes set forth in SECTION 2.2, with any funds used for any purpose not supported by evidence of payment at the Closing Date deposited into the Disbursement Account to be further disbursed by Lender for the purposes set forth in SECTION 2.2 hereof. Interest shall begin to accrue on the Loan from the date advanced, whether that advance is to Borrower, an escrow agent, a third party or to the Disbursement Account. Borrower hereby grants to Lender a security interest in the Loan proceeds in the Disbursement Account. While a Default or Event of Default exists, Lender shall not be obligated to advance any funds from the Disbursement Account and Lender shall be entitled without notice to Borrower or any other Person to apply the Loan proceeds in the Disbursement Account to the Obligations. From time to time, Borrower may request advances under the Loan by submitting to Lender a "Request for Advance" no later than two (2) Business Days preceding the date of the requested advance. Subject to the terms of this Agreement, Lender shall advance to Borrower or, at Lender's option, by joint payee checks or directly to the applicable third party, the amount requested; provided in no event, will the aggregate amount advanced under the Loan exceed the original principal amount of the Note.

ARTICLE 4         AFFIRMATIVE COVENANTS

         Until payment in full of and satisfaction of all Obligations (unless full compliance with any of the following provisions has been waived in writing, signed by both Lender and Borrower or Guarantor, as the case may be), Borrower and Guarantor will do and, if necessary, cause to be done, each and all of the following:

         4.1 FINANCIAL STATEMENTS AND INFORMATION. Without request by Lender (unless otherwise indicated), furnish Lender with true, correct and complete copies of the following documents, instruments, and information:

                  (a) Within forty-five (45) days of the end of each calendar quarter, quarterly year-to-date financial statements signed by a representative of Borrower and prepared in accordance with GAAP, including the business balance sheet, income statement, and any supporting statements for the period covered.

                  (b) Within sixty (60) days after the end of each fiscal year of Borrower, Borrower's Annual Reviewed Financial Statements with supporting schedules in a form acceptable to Lender.

                  (c) Within ninety (90) days after the end of each calendar year, annual financial statements of Guarantor and Limited Guarantor as of December 31st of each year, which financial statements need to be reviewed and shall be certified and signed by Guarantor and Limited Guarantor, respectively, as being true, correct and complete.

                  (d) Within ten (10) days after the filing of same, a true, correct and complete copy of the signed and dated U.S. federal income tax return, state income tax return, and extension requests of Borrower, Guarantor, and Limited

LOAN AGREEMENT                                                           PAGE 14

                           Guarantor, state franchise tax return of Borrower and quarterly, state and federal payroll returns for the immediately preceding fiscal year then ended.

                  (e) Such other financial and other information concerning Borrower and Guarantor requested by RBS or as Lender may request from time to time, including without limitation, updated appraisals on real estate, equipment or chattel property within sixty (60) days from the date Lender or RBS requests such information or appraisals.

                  (f) Upon request of Lender, evidence of payment and discharge of all taxes, assessments and governmental charges or levies imposed on Borrower, Guarantor, their income or profits or any of their Property prior to the date on which penalties or liens attach thereto, provided, however, neither Borrower nor Guarantor shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves have been set up in accordance with GAAP.

                  (g) Prompt written notice of all claims, actions or litigation, including, without limitation, all proceedings before any Governmental Authority affecting Borrower, Guarantor or the Property of either of them, except litigation or proceedings not materially affecting the financial condition of Borrower or Guarantor.

                  (h) Prompt written notice of the occurrence of any Default hereunder or any other event or occurrence which has had or can be expected to have a Material Adverse Effect.

                  (i) A master list of all lessees currently leasing any item of Collateral. This list will contain the name, address, and phone number of each current customer/lessee. The information contained on this list must enable the Lender to match the lessee shown on the list, to the specific job described on the equipment report that will be provided to the Lender each month. The master list of lessees will be updated and immediately forwarded to Lender each time a new customer/lessee is added or information changes.

         4.2 FINANCIAL TESTS. Borrower shall have and maintain at all times:

                  (a) a Debt to Worth Ratio not exceeding 7 to 1.

                  (b) a Current Ratio of not less than 1.25 to 1.


LOAN AGREEMENT                                                           PAGE 15

         4.3 TAXES, EXISTENCE, PROPERTY, ETC. At all times (a) pay when due all taxes and governmental charges of every kind upon Borrower or Guarantor or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and by proper proceedings and against which Borrower, or Guarantor, as the case may be has set up adequate reserves in accordance with GAAP and have in operation a depository plan for payment of future withholding taxes when required; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all jurisdictions where its Property or the nature of its business makes such licensing or qualification necessary; and (c) cause the Collateral and its Property necessary or appropriate to the conduct of its business to be protected, maintained and kept in good repair, ordinary wear and tear excepted, and make all replacements and additions to its Property as may be necessary to conduct its business properly and efficiently.

         4.4. LEGAL REQUIREMENTS. Comply with, and provide Lender (if requested) with evidence of compliance with, all applicable legal requirements in respect of the conduct of its business and the ownership of its Property, including, without limitation, the following:

                  (a) Requirements of Environmental Law.

                  (b) all equal opportunity and nondiscrimination requirements as more fully set out in RBS Instruction 4279A, 4279B and 4287B.

                  (c) all requirements under Clean Air Act and Water Pollution Control Act as more fully set out in RBS Instruction 4279A, 4279B and 4287B.

                  (d) all federal, state and/or local laws and regulations, as well as any and all requirements contained in RBS Instruction 4279A, 4279B and 4287B.

                  (e)      The Americans with Disabilities Act.

         4.5 INSPECTION. Permit Lender or RBS, as well as any accompanying personnel, at any time to inspect its Property, to examine its files, books and records except privileged communication with legal counsel and classified governmental material, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as Lender or RBS may desire. RBS personnel and any person(s) accompanying RBS personnel shall be authorized to enter upon the premises and into any building thereon, whether permanent or temporary, jointly or separately, with personnel of the Lender to carry out the functions involving their interests. It is anticipated that scheduled and unscheduled inspections shall be conducted during normal business hours by these personnel as well as final acceptance inspections.

         4.6 FURTHER ASSURANCES. Promptly execute and deliver, at Borrower's expense, any and all other and further instruments which may be requested by Lender to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents, and in order to grant, preserve protect and perfect the validity and priority of the Liens created by the Security Documents.


LOAN AGREEMENT                                                           PAGE 16

         4.7 BOOKS AND RECORDS. Maintain books of record and account in such detail, form and scope as Lender or RBS shall require and in accordance with GAAP.

         4.8 INSURANCE. Borrower will maintain at Borrower's sole expense insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as may be required by Lender and furnish Lender satisfactory evidence thereof promptly upon request.

         4.9 CULTURAL MATERIALS. If cultural materials are encountered during any construction, work must cease in the immediate area. Work can continue in the project area where no cultural materials are present. The Secretary of Interior, must be contacted in accordance with 36 CFR 8007. Also, the State Historic Preservation Officer must be notified.

         4.10 PROTECTION OF COLLATERAL. Lender may at any time after notice to Borrower take such steps as Lender deems necessary to protect Lender's interest in and to preserve the Collateral. Borrower agrees to cooperate fully with all of Lender's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct. All of Lender's expenses of preserving the Collateral shall be charged to Borrower's account and added to the Note. Upon the occurrence and continuation of an Event of Default, Lender may use any of Borrower's owned or leased lifts, hoists, trucks or other facilities or equipment for handling or removing the Collateral and Lender shall have, and is hereby granted, a right of ingress or egress to and through any of Borrower's owned or leased Property.

         4.11 RURAL AREAS. Borrower will utilize all Loan proceeds in improving, developing or financing business, industry and employment and improving the economic or environmental climate in a Rural Area.

         4.12 RURAL DEVELOPMENT INSTRUCTIONS. Borrower and Guarantor certify and represent that they understand, accept, and will comply with all of the conditions of the Conditional Commitment.

         4.13 ESCROW FUND At the option of Lender, Lender may require Borrower to establish an Escrow Fund (defined below) sufficient to discharge its obligations for the payment of taxes, insurance premiums, and maintenance as required by the Mortgage/Deed of Trust in an amount equal to one hundred five percent (105%) of the total of these payments. The initial deposits together with the amounts set forth in this subsection shall be called the "Escrow Fund". Initial deposits for taxes, premiums, and maintenance shall be made by Borrower to Lender in amounts determined by Lender in its sole and exclusive discretion on the date hereof to be held in Lender's Escrow Fund. Additionally, Borrower shall pay to Lender or its designee on the first day of each calendar month: (a) one twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by Lender to be payable, upon the due dates established by the appropriate taxing authority during the ensuing twelve (12) months; (b) one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies upon the expiration thereof; and (c) one-twelfth of an amount which would be sufficient to pay all costs associated with maintenance and upkeep of building, grounds, equipment, and all other property which needs to be maintained in the ordinary course of business ("CAM"). Borrower shall notify Lender immediately of any changes to the amounts, schedules and instructions for payment of taxes, insurance premiums, and CAM of which it has obtained

LOAN AGREEMENT                                                           PAGE 17
knowledge and expressly authorizes Lender or its designee to obtain the bills for taxes and other charges directly from the appropriate authority. The Escrow Fund and the payments of interest or principal, or both, payable pursuant to the Note, shall be added together and shall be paid as the aggregate sum by Borrower to Lender. Provided there are sufficient amounts in the Escrow Fund and no Default or an Event of Default exists, Lender shall be obligated to pay on behalf of Borrower the taxes, insurance premiums and CAM as they become due on their respective due dates by applying the Escrow Fund to the payment of such taxes, insurance premiums,and CAM required to be made by Borrower hereunder. If the amount of the Escrow Fund shall not be sufficient to pay the amounts due for taxes, insurance premiums, and CAM herein, Borrower shall promptly pay top Lender, upon demand, an amount which Lender shall estimate to make up the deficiency. The Escrow Fund shall constitute a separate fund and shall not be commingled with other monies held by Lender. No interest or earnings shall be payable to Borrower on the Escrow Fund.

         4.14 COPIES OF LEASES. Borrower and Guarantor shall provide Lender with true, correct, and complete copies of any and all leases relating to the Collateral. Borrower shall also provide Lender with such other and further information regarding such leases as Lender may request.

         4.15 EXERCISE OF RIGHT(S) OF FIRST REFUSAL. Immediately upon notification to Borrower from the City of Kerrville, and/or the County of Kerr (hereinafter jointly referred to as the "Lessor") that Lessor intends to lease to a third party any part of the acreage located at the Louis Schreiner Field, Kerrville, Kerr County, Texas, subject to the right of first refusal in favor of Borrower, Borrower agrees to provide a copy of such notification to the Lender. Borrower will proceed to exercise its right of first refusal unless it obtains the prior written consent of Lender to release Borrower's interest in which it holds a right of first refusal.


ARTICLE 5         NEGATIVE COVENANTS

         Until payment in full of and satisfaction of all Obligations, Borrower shall not, without prior express written consent of Lender and RBS (if deemed necessary by Lender):

         5.1 INDEBTEDNESS. Create, incur or assume, directly or indirectly, or become or remain liable with respect to any Debt whether direct, indirect, contingent or otherwise, other than the Loan and Current Liabilities arising out of transactions in the ordinary course of Borrower's business. Notwithstanding anything contained herein to the contrary, Borrower's total annual debt payments (including capital lease payments, payments on the Loan, and other payments, but excluding payments made on a working capital line of credit or other similar type of working capital facility) shall not exceed $1,000,000.00, save and except those arising from Current Liabilities. Unless specifically approved in writing by Lender, no payments shall be made to Mooney Aerospace Group, Ltd., the parent company of Borrower, during the term of the Loan.

         5.2 CONTINGENT LIABILITIES. Directly or indirectly assume, guarantee, endorse or otherwise become liable upon, or agree to purchase or otherwise furnish funds for the payment of, the liability or obligation, including contingent liabilities or obligations, of any Person other than Borrower except for transactions in the ordinary course of Borrower's business.


LOAN AGREEMENT                                                           PAGE 18

         5.3 LIENS. Create, incur, assume or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, except (i) Liens securing payment of the Note under this Agreement;(ii) purchase money security interests in equipment, provided the debt associated with same does not cause the Debt Coverage Ratio of Borrower to fall below 1.25x, (iii) mechanics', carriers', workmen's, repairmen's or other like Liens incurred in the ordinary course of business in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained in accordance with GAAP; and (iv) those arising from current subordinate liabilities or liabilities hereafter acquired under $1,000,000.00.

         5.4 NATURE OF BUSINESS. Engage in any business other than Borrower's principal business activity or a business activity which is directly related thereto, or change the nature or method of operation or its manner of conducting business in any material respect.

         5.5 LOANS TO AFFILIATES. Make any loans or advances to any officer, director or shareholder of Borrower or to Guarantor.

         5.6 MERGERS, CONSOLIDATIONS, DISPOSITIONS, ACQUISITIONS, INVESTMENTS. Liquidate or dissolve; form any new subsidiary or merge or consolidate with any corporation or other entity, or sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired; or acquire by purchase in any acquisitive corporate transaction or otherwise, all or substantially all of the assets of any corporation or other entity or make any investment in the assets of any corporation or other entity or business venture; or allow any changes, by sale of stock or otherwise, in the current equity ownership of Borrower, excluding those transactions arising from the Current Liabilities of Borrower or Guarantor and provided that the consolidated financial condition of the Borrower is not thereafter in violation of the financial covenants of this Loan Agreement.

         5.7 CHANGE OF PRESIDENT OR CHIEF EXECUTIVE OFFICER. Make any change or substitution of the president or other chief executive officer of the Borrower without prior written notification to Lender and the execution by such new president or chief executive officer of a personal guaranty in form and substance satisfactory to Lender limited to the lesser of $1,000,000.00 or the outstanding balance owed by Borrower on the Loan (the "Limited Presidential Guaranty"). The requirement for the Limited Presidential Guaranty may be released upon written request to the Lender and full compliance with the following conditions: (a) there must not have been a default under the terms of this Loan Agreement for the three consecutive years preceding the date of such request, and (b) for the entire twelve month period immediately preceding such request, Borrower must have maintained a Debt Coverage Ratio of at least 1.25:1, as determined solely by Lender.

         5.8 DISPOSITION OF ASSETS. During any fiscal year, sell, lease or dispose of (whether in one or more transactions) in any manner any real property, machinery, equipment, furniture or fixtures, other than Collateral, having an aggregate value of $100,000.00 or more, and shall not sell or dispose of any Collateral except in accordance with SECTION 5.13 hereof. Notwithstanding the above, the Borrower may sell or dispose of any asset(s), other than Collateral, so long as the asset(s) being sold or disposed of are immediately replaced by Borrower with a similar asset of equal or greater value and utility.

LOAN AGREEMENT                                                           PAGE 19

         5.9 REDEMPTIONS, DIVIDENDS, DISTRIBUTIONS. Redeem, retire or otherwise acquire, directly or indirectly, any shares of Borrower's capital stock or other equity interest, declare or pay any dividend on or in respect any shares of Borrower's capital stock or bonuses to officers or shareholders unless (1) after-tax profit was made in the preceding fiscal year, (2) the Borrower is and will remain in compliance with covenants of this Agreement and Conditional Commitment, (3) all of the Borrower's debts are paid to a current status and (4) prior written concurrence of the Lender and U.S.D.A., or make any other distribution of any Property or cash to owners of an equity interest in Borrower (in their capacity as such) except as provided above.

         5.10     THIS SECTION HAS BEEN INTENTIONALLY DELETED.

         5.11 CHANGE OF NAME OR LOCATION. Change its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records without the consent of Lender which shall not be unreasonably withheld.

         5.12 ORGANIZATIONAL DOCUMENTS. Amend, modify, restate or supplement any of its Organizational Documents if such action could be expected to materially and adversely affect the Loan or any Obligation or the abilities of any of the Parties to perform their respective Obligations under any Loan Document.

         5.13 COLLATERAL. Dispose of any of the Collateral, except for replacement of Collateral acquired in the normal course of business, or use the Collateral, permit the same to be used, for any unlawful purpose or in any manner inconsistent with the provisions or requirements of any insurance policy required in the Loan Documents, or allow any tangible Collateral to be moved from its current location, except in connection with the leasing of any said Collateral or operations of Borrower, provided Borrower advised Lender in writing and lists all Collateral to be moved prior to relocation of same. Borrower further agrees that all payments of any kind from any sale, including but not limited to public or private, of any of the Collateral, will be made jointly payable to the Lender and the Borrower and shall be kept separate and distinct from other Property of the Borrower. These payments include but are not limited to the sale of any equipment, accounts receivable, real estate, rolling stock, bonds or stocks. All proceeds must be applied to the Obligations upon receipt of such proceeds. If the Collateral is evidenced by promissory notes or other instruments for the payment of money, Borrower, will, at the request of Lender, immediately deliver them to Lender, appropriately endorsed to Lender's order and regardless of the form of endorsement, Borrower waives presentment, demand, notice of dishonor, protest and notice of protest. Notwithstanding anything to the contrary herein, Collateral shall not mean or include inventory, work in process, or finished planes.

         5.14 THIS SECTION HAS BEEN INTENTIONALLY DELETED

         5.15 KEY AGREEMENTS. Amend, modify or grant a waiver of any provision of any of the Key Agreements if such amendment, modification or waiver could have a Material Adverse Effect.

         5.16 ADDITIONAL LIFE INSURANCE. Without the prior written consent of Lender and RBS, purchase additional life insurance from Borrower's business assets or income.


LOAN AGREEMENT                                                           PAGE 20

         5.17 RELATED PARTIES. Engage in any transactions with any Related Person except upon terms equally available in like transactions with other parties.

         5.18 GAMBLING ACTIVITY. Borrower shall not derive more than ten percent (10%) of its annual gross revenue from gambling activity.

ARTICLE 6         REPRESENTATIONS AND WARRANTIES

         To induce Lender to extend the credit and financial accommodations evidenced by the Loan Documents, Borrower and Guarantor each represents and warrants to Lender that:

         6.1 ORGANIZATION. Borrower is a corporation, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary in order for it to conduct its business and own its Properties. Borrower is in good standing under the laws of all other jurisdictions in which qualification is necessary in order for it to conduct its business and own its Property as conducted and owned in such jurisdictions.

Mooney Aerospace Group, Ltd. is a Delaware corporation, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary in order for it to conduct its business and own its Properties. Mooney Aerospace Group, Ltd. is in good standing under the laws of all other jurisdictions in which qualification is necessary in order for it to conduct its business and own its Property as conducted and owned in such jurisdictions.

         6.2 FINANCIAL STATEMENTS. The financial statements of Borrower and Guarantor delivered to Lender fairly present the financial condition of the Borrower and Guarantor as of the date(s) of such financial statements for the period ended on such date all in accordance with GAAP, and since the date of such financial statements, no event has occurred which has had or is likely to have a Material Adverse Effect.

         6.3 ENFORCEABLE OBLIGATIONS; AUTHORIZATION. The execution, delivery and performance of the Loan Documents to which Borrower is a party are within its corporate powers and have been duly authorized by all necessary corporate action of Borrower. Neither execution or delivery of any Loan Documents nor the fulfillment of or compliance with its terms will contravene or violate (i) Borrower's Organizational Documents, (ii) any Legal Requirement binding on or affecting Borrower or Guarantor or (iii) any mortgage, indenture, contract, agreement or other instrument, or any judgment, order or decree binding upon Borrower or Guarantor. No authorization or approval or other action by, and no notice to or filing with, any franchisor, licensor, distributor, Governmental Authority, regulatory body, or other Person is required for the due execution, delivery and performance by Borrower or Guarantor of the Loan Documents to which each is a party. The Loan Documents to which each is a party have been duly executed and delivered and are legal, valid and binding obligations of Borrower and Guarantor, enforceable against each in accordance with their respective terms. The Improvements and the use of the Commercial Land and Improvements complies in all respects with applicable Legal Requirements.


LOAN AGREEMENT                                                           PAGE 21

         6.4 CONTRACTUAL OBLIGATIONS. Neither Borrower nor Guarantor has received notice nor has any actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation, including, without limitation, franchise and distribution contracts, applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default under such contractual obligations, in each case, except where such default or defaults, if any, will not have or is not likely to have a Material Adverse Effect, except as described on Exhibit "C" attached hereto and made a part hereof.

         6.5 LITIGATION. There is no pending or, to the knowledge of Borrower or Guarantor, threatened action or proceeding affecting Borrower or Guarantor before any court, governmental agency or arbitrator, which has had or is likely to have an adverse effect on the financial position of Borrower or Guarantor or the results of operations of Borrower or any of their businesses or the ability of Borrower or Guarantor to perform its obligations under the Loan Documents, or would subject Borrower or Guarantor to any liability not fully covered by insurance, or would be required to be disclosed in the notes to any financial statements of Borrower or Guarantor prepared in accordance with GAAP, except for amounts in controversy not exceeding $100,000.00 and except as described on Exhibit "D" attached hereto and made a part hereof.

         6.6 TITLE; PERMITS. Borrower has, and will maintain, adequate assets, licenses, permits, patents, patent applications, copyrights, trademarks, trademark applications, trade names, technology, processes, and franchise and distribution rights to continue to conduct its business as heretofore conducted by it. Borrower will maintain evidence of such adequate assets, licenses, permits, patents, patent applications, copyrights, trademarks, trademark applications, trade names, technology, processes, and franchise and distribution rights and provide such evidence to Lender upon request. Borrower has and will continue to have good and indefeasible title to its Property free and clear of all Liens other than as permitted by SECTION 5.3. No Liens exist as of the Closing Date upon or with respect to any Property of Borrower other than Liens permitted under SECTION 5.3

         6.7 INDEBTEDNESS. Except for trade payables arising and endorsements of negotiable instruments for collection, in each case, in the ordinary course of its business, and except as permitted under SECTION 5.1 of this Agreement, Borrower will not have, as of the Closing Date, (i) any obligation or liability (including, without limitation, contingent liabilities) which would have a Material Adverse Effect, (ii) any Indebtedness for borrowed money other than the Obligations or (iii) any obligation to guarantee the obligations of any other Person.

         6.8 REGULATIONS G, U AND X. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose which would be inconsistent with the provisions of Regulations G, U or X.

         6.9 COMPANY STRUCTURE. At least fifty-one percent (51%) of the outstanding interests in Borrower are owned by corporate entities of the United States, citizens of the United States, or individuals who reside in the United States after being legally admitted for permanent residence.

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         6.10 NO UNTRUE OR MISLEADING STATEMENTS. The representations and warranties of Borrower, Guarantor and of each other Party to a Loan Document contained in the Loan Documents, and all certificates and other documents delivered pursuant to the terms thereof do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither Borrower nor Guarantor has intentionally withheld any material fact from Lender in regard to any matter which will have or is likely to have a Material Adverse Effect.

         6.11 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT, ETC. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other Legal Requirements which limit the ability of Borrower to incur indebtedness or its ability to consummate the transactions contemplated hereby or by the other Loan Documents.

         6.12 SOLVENCY. After giving effect to the consummation of the transactions evidenced by the Loan Documents, Borrower has capital sufficient to carry on its respective business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its respective debts as they mature; and Borrower owns Property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its respective debts.

         6.13 LEGAL REQUIREMENTS. Borrower and Guarantor are in compliance with all Legal Requirements applicable to them or their respective business, the violation of which would have a Material Adverse Effect.

         6.14 ENVIRONMENTAL MATTERS. The operations of Borrower and Guarantor are in compliance with all applicable Requirements of Environmental Law, (i) none of the Properties of Borrower or Guarantor require any Remedial Action;
(ii) to the knowledge of Borrower and Guarantor, there is not now on or in the Properties of Borrower or Guarantor: (A) any asbestos containing materials; (B) any underground or aboveground storage tanks (except as previously disclosed to Lender); or (C) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment (except as previously disclosed to Lender); (iii) neither Borrower nor Guarantor has received or is otherwise aware of any notice or claim to the effect that Borrower or Guarantor is or may be liable in any respect to any Person as a result of the release or threatened release of Hazardous Substances into the environment, and (iv) neither Borrower nor Guarantor, nor any of their past or present Properties or operations, are subject to any investigation, judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting (x) any Requirements of Environmental Law, (y) any Remedial Action or (z) any Environmental Claim or Environmental Liabilities arising from the release or threatened release of Hazardous Substances into the environment except those disclosed to Lender.

         6.15 TAXES. Each of Borrower and Guarantor has filed (or has obtained a currently effective extension of time for the filing of) all federal and all state, local and other tax returns and other reports which each is required by any Legal Requirement to file, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid

LOAN AGREEMENT                                                           PAGE 23
other than those taxes, fees, assessments and charges which are being contested pursuant to SECTION 4.3 hereof and such returns properly reflect the United States income, foreign taxes and/or state taxes of Borrower and Guarantor for the periods covered thereby. Borrower does not have any knowledge of any proposed tax assessment against Borrower that will have or is likely to have a Material Adverse Effect except those outstanding as disclosed to Lender.

         6.16 USE OF PROCEEDS. Borrower's uses of the proceeds of the Loan are and will continue to be, legal and proper corporate uses (duly authorized by Borrower's Board of Directors, partners or members or managers, as applicable) in connection with Borrower's business and are consistent with this Agreement and all applicable Legal Requirements in effect from time to time. None of the proceeds of the Loan will be disbursed to the owner(s), partners, stockholders or beneficiaries of Borrower or any members of their families.

         6.17 SECURITY INTERESTS. The Liens of Lender attaching to the Collateral will at all times constitute valid and enforceable first priority Liens in favor of Lender, subject to no prior Lien except as approved by Lender. Before any funding under the Note, Borrower and Guarantor will have taken or will have participated with Lender in taking, all necessary action and make all necessary filings to provide Lender with perfected, first priority Liens in the Collateral under the laws of all applicable jurisdictions. The Collateral is free from damage caused by fire or other casualty. Borrower and/or Guarantor, as applicable, has good and marketable title to and enjoy peaceful and undisturbed possession of all of the Collateral.

         6.18 BUSINESS LOAN. All loans evidenced by the Note are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in the commercial law provision of the New York Code.

         6.19 PRINCIPAL PLACE OF BUSINESS & COLLATERAL. Borrower's principal place of business and chief executive office is Louis Schreiner Field, Kerrville, Texas 78028, all Collateral is, and will be, located at such address.

         6.20 CERTIFICATE OF TITLE. No part of the Collateral, other than the FAA Type certificate described in Exhibit "A" hereto, is covered by a certificate of title or subject to any certificate of title law.

         6.21 LAND. The Commercial Land described on EXHIBIT A is all the real estate owned or leased by Borrower and Guarantor.

         6.22 ADA COMPLIANCE. Borrower's office facilities and all places accessible to the public are accessible to physically handicapped persons who may be employed or come to visit. The office layout is in compliance with the Uniform Federal Accessibility Standards (UFAS) or the Americans With Disabilities Act (ADA) which became effective January 26, 1992, as appropriate.


ARTICLE 7         EVENTS OF DEFAULT AND REMEDIES

         7.1 EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur, then the Lender may do any or all of the following without any notice to the Borrower (except as

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



hereinafter expressly provided): (i) declare the Note to be, and thereupon such Note shall forthwith become, immediately due and payable, together with all accrued interest thereon and all fees and other amounts payable hereunder and under the other Loan Documents, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (ii) exercise its rights of offset against each account and all other Property of the Borrower in the possession of the Lender, which right is hereby granted by Borrower to Lender; (iii) terminate Lender's obligation to make any further advances under the Loan and (iv) exercise any and all other rights available to Lender under the Loan Documents, at law or in equity:

                  (a) Borrower fails to make any payment of principal of or interest on the Note or in respect of any other Obligations under any Loan Document as and when due; however, it is provided that, notwithstanding anything contained herein to the contrary, Lender shall give Borrower ten (10) days written notice of any Default under this Section 7.1(a), and Borrower shall have an opportunity to cure such Default within the notice period. The notice and cure period specified herein shall begin to run on the date said notice is (1) mailed or (2) delivered, whichever is earlier; or

                  (b) Any representation or warranty made by the Borrower or Guarantor herein or by Borrower, Guarantor or any other Party in any other Loan Document or in any certificate, financial statement or other written statement furnished to Lender proves to have been incorrect, false or misleading in any material respect when made; or

                  (c) Borrower, Guarantor or any other Party violates any covenant, agreement or condition or otherwise fails to perform any obligation (other than the obligation to pay principal of, or interest on, the Note) contained in this Agreement or any of the other Loan Documents or in connection with any other Indebtedness owed by Borrower, Guarantor or any other Party to Lender; however, it is provided that, notwithstanding anything contained herein to the contrary, Lender shall give Borrower thirty (30) days written notice of a Default under this Section 7.1(d), and Borrower shall have an opportunity to cure such Default within the notice period. The notice and cure period specified herein shall begin to run on the date said notice is (1) mailed or (2) delivered, whichever is earlier; or

                  (d) Final judgment for the payment of money is rendered against the Borrower in excess of $100,000.00, and the same is not immediately paid or sufficiently bonded or escrowed; or

                  (e) Borrower claims, or any court finds or rules, that the Lender does not have a valid Lien under any Security Document; or

                  (f) Borrower or any other Party sells, encumbers, or abandons (except as otherwise expressly permitted by the Loan Documents) any of the Property now or hereafter subject to any of the Security Documents; or any levy, seizure or attachment is made on any material portion thereof or thereon and

LOAN AGREEMENT                                                           PAGE 25
                           same is not dismissed within 30 days; or any material portion of such Property is lost, stolen, substantially damaged or destroyed unless such loss, damage or destruction is in Lender's judgment adequately covered by insurance; or

                  (g) Borrower or any other Party (other than guarantors) makes a general assignment for the benefit of creditors or becomes insolvent or fails generally to pay its debts as they become due, or petitions or applies to any tribunal for the appointment of a trustee, custodian, receiver, (or other similar official) of the Borrower or any other Party of all or any substantial part of the assets of the Borrower or any other Party or commences a voluntary case or any other proceeding relating to the Borrower or any other Party under any bankruptcy, reorganization, compromise arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "bankruptcy law") of any jurisdiction; or

                  (h) Any such petition or application is filed, or any such proceeding is commenced, against the Borrower or any other Party and the Borrower or such other Party by any act or omission indicates its approval, consent, or acquiescence thereto, or an order for relief is entered in an involuntary case under the federal bankruptcy laws as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, custodian, receiver, liquidator, or similar official or adjudicating the Borrower or such other Party bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment, or decree remains in effect for 30 days; or

                  (i) Borrower or any other Party conceals, removes, or permits to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

                  (j) Any event shall occur or condition exist which results in a Material Adverse Effect; or

                  (k) Any litigation commences which hinders or delays the collection of any part of the Obligations or the exercise of any right or option of Lender; or

                  (l) Dissolution, business failure, merger, or similar event, adversely affects the Borrower, Guarantor or any other Party; or

                  (m) Borrower uses the Loan proceeds or Collateral in any manner different from the manner contemplated in the Loan Documents; or


LOAN AGREEMENT                                                           PAGE 26

                  (n) Failure of Borrower to comply with the terms of the Conditional Commitment.

                  (o) Any event occurs which, with or without the passage of time or the giving of notice, would permit the holder of any lien on any of the Collateral to accelerate the secured debt.

It is understood and agreed that the notices and opportunities to cure Defaults described in Section 7.1(a) and 7.1(d) herein shall be limited to three (3) such notices in any one twelve (12) month period.

         7.2 OTHER REMEDIES. In addition to and cumulative of any rights or remedies provided for in SECTION 7.1 hereof, if any one or more Events of Default shall have occurred, the Lender may proceed to protect and enforce its rights hereunder, by any appropriate proceedings, and the Liens evidenced by the Security Documents shall be subject to foreclosure in any manner provided for therein or provided for by law as the Lender may elect. The Lender may also proceed either by the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or to enforce the payment of the Note or to enforce any other legal or equitable right provided under this Agreement or the other Loan Documents, or otherwise existing under any law in favor of the holders of Indebtedness of the Borrower.

ARTICLE 8         MISCELLANEOUS

         8.1 NOT AN AGENT. Nothing contained herein shall be construed to constitute Borrower or Guarantor as Lender's agent for any purpose whatsoever and Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever same may be located and regardless of the cause thereof. Lender does not, by anything herein or in any assignment or otherwise, assume any of Borrower's or Guarantor's obligations under any contract or agreement assigned to Lender and Lender shall not be responsible in any way for the performance by Borrower or Guarantor of any of the terms and conditions hereof.

         8.2 NOTICES. Any notice or other document required or permitted to be delivered to any party hereto shall be in writing and shall be given or delivered by hand delivery, by depositing it with an overnight delivery service, by registered or certified mail, return receipt requested, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight delivery, or personal delivery as otherwise provided in this SECTION 8.2 to the party entitled to receive such notice or other document at the address specified adjacent to their signature on the signature pages of this Agreement or any such other address as such party shall request in a written notice made in compliance herewith. Any such notice or document will be deemed given or delivered on the earliest of the date actually received if sent by hand delivery, on the first Business Day after deposit with an overnight delivery service, on the date deposited in the mail, if mailed, or on the date the telecopy is transmitted to the party's telecopy number and confirmation of complete receipt is received by the transmitting party during normal business hours or the next Business Day if not confirmed during normal business hours. Actual notice, however and from whoever given or received, shall always be effective when received.

         8.3 WAIVER; REMEDIES CUMULATIVE. No failure to exercise and no delay in exercising on the part of Lender of any right, power or privilege under any Loan Document shall operate as

LOAN AGREEMENT                                                           PAGE 27
a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other right, power or privilege. The rights and remedies provided in the Loan Documents are cumulative of, and not exclusive of, any rights or remedies provided by law, in equity, or in any other agreement or Loan Document, all of which Lender may pursue at any time and from time to time.

         8.4 ASSIGNMENT. This Agreement shall be binding upon Borrower and Lender and their respective successors and permitted assigns; provided, however, Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender, and any such assignment or transfer without such consent shall be null and void. Borrower acknowledges and agrees that Lender may sell one or more participations or assign its interest in all or any part of the Loan to others. Lender shall exercise its best efforts to give notice of such assignment to Borrower within thirty (30) days of same. Any such assignment shall not increase any obligation of Borrower.

         8.5 SEVERABILITY. If a court of competent jurisdiction finds any provision of this Loan Agreement, the Note, or any other Loan Document to be invalid or unenforceable as to any Person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other Person or circumstance. If feasible, any such unenforceable or invalid provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if such provision cannot be so modified, it shall be stricken and all of the remaining provisions of the Loan Documents in all other respects shall remain valid and enforceable and in no way affected thereby.

         8.6 EXPENSES, ETC. Borrower shall pay or reimburse Lender on demand:
(a) the reasonable fees and expenses of legal counsel to Lender, in connection with the preparation, negotiation, execution and delivery of this Agreement (including the EXHIBITS and schedules hereto), and the other Loan Documents and the making of the Loan, and any modification, supplement or waiver of any of the terms of this Agreement, or any other Loan Document; (b) out-of-pocket expenses incurred by Lender in connection with the preparation, documentation and administration of the Loan or any of the Loan Documents; and (c) all amounts expended, advanced or incurred by Lender to satisfy any obligation of Borrower, Guarantor or any Party under this Agreement or any other Loan Document to collect the Obligations or to enforce, protect, preserve or defend the rights of Lender under this Agreement or any other Loan Document, including, without limitation, fees and expenses incurred in connection with Lender's participation as a member of a creditor's committee in a case commenced under the Bankruptcy Code or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 of the Bankruptcy Code, fees and expenses incurred in connection with any action pursuant to Section 1129 of the Bankruptcy Code and all other customary out-of-pocket expenses incurred by Lender in connection with such matters, together with interest thereon at the Past Due Rate on each such amount until the date of reimbursement to Lender.

         8.7 INDEMNIFICATION. Borrower shall indemnify the Lender and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses (except loss of profits), liabilities, claims or damages to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, except for gross negligence of the

LOAN AGREEMENT                                                           PAGE 28
lender, insofar as such losses (except loss of profits), liabilities, claims or damages arise out of or result from any (i) actual or proposed use by Borrower of the proceeds of any extension of credit by Lender hereunder; (ii) breach by Borrower of this Agreement or any other Loan Document or the breach by any Party of any Loan Document; (iii) violation by Borrower or any other Party of any Legal Requirement; (iv) investigation, litigation or other proceeding relating to any of the foregoing, and Borrower shall reimburse Lender and its directors, officers, employees and agents, upon demand for any expenses (including legal fees) incurred in connection with any such investigation or proceeding; or (v) taxes (excluding income taxes and franchise taxes) payable or ruled payable by any Governmental Authority in respect of the Obligations or any Loan Document, together with interest and penalties, if any.

         8.8 AMENDMENTS, ETC. No amendment or modification of this Agreement, the Note or any other Loan Document shall in any event be effective against Borrower unless the same shall be agreed or consented to in writing by Borrower. No amendment, modification or waiver of any provision of this Agreement, the Note or any other Loan Document, nor any consent to any departure by Borrower therefrom, shall in any event be effective against the Lender unless the same shall be agreed or consented to in writing by Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         8.9 LIMITATION OF INTEREST. Borrower, Guarantor and Lender intend to strictly comply with all applicable federal and New York laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Note or any other Loan Document despite the intention and desire of the parties to apply the usury laws of the State of New York). As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, PROVIDED that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall Borrower or any other Person be obligated to pay, or Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the United States or of any other state, or (b) total interest in excess of the amount which Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations. On each day, if any, that the Stated Rate called for under this Agreement or any other Loan Document exceeds the Ceiling Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Ceiling Rate for that day. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Ceiling Rate, in which case, the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate to the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this SECTION 8.9, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the

LOAN AGREEMENT                                                           PAGE 29
term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to Lender, it shall be credited PRO TANTO against the then outstanding principal balance of Borrower's obligations to Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

         8.10 SURVIVAL. The obligations of Borrower and Guarantor under each Loan Document to which each is a Party shall survive the repayment of the Loan.

         8.11 CAPTIONS. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

         8.13 GOVERNING LAW. LENDER SHALL HAVE THE OPTION BY WHICH STATE LAWS THIS LOAN AGREEMENT SHALL BE GOVERNED AND CONSTRUED: (A) THE LAWS OF THE STATE OF NEW YORK; OR (B) IF COLLATERAL HAS BEEN PLEDGED TO SECURE THE DEBT EVIDENCED BY THIS LOAN AGREEMENT, THEN BY THE LAWS OF THE STATE OR STATES WHERE THE COLLATERAL IS LOCATED, AT LENDER'S OPTION. THIS CHOICE OF STATE LAWS IS EXCLUSIVE TO THE LENDER. BORROWER SHALL NOT HAVE ANY OPTION TO CHOOSE THE LAWS BY WHICH THIS AGREEMENT SHALL BE GOVERNED. BORROWER AND GUARANTORS HEREBY CONSENT TO THE EXERCISE OF JURISDICTION OVER IT BY ANY FEDERAL COURT SITTING IN NEW YORK OR ANY NEW YORK COURT SELECTED BY HOLDER, FOR THE PURPOSES OF ANY AND ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTE, THIS LOAN AGREEMENT AND ALL OTHER LOAN DOCUMENTS. BORROWER AND GUARANTORS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT, ANY CLAIM BASED ON THE CONSOLIDATION OF PROCEEDINGS IN SUCH COURTS IN WHICH PROPER VENUE MAY LIE IN DIVERGENT JURISDICTIONS, AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER AND GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO

LOAN AGREEMENT                                                           PAGE 30

THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE
TRANSACTIONS CONTEMPLATED THEREBY.

         8.14 VENUE. Borrower hereby irrevocably (a) agrees that any legal proceeding against Lender arising out of or in connection with the Loan Documents shall be brought in the district courts of New York County, New York, or in the United States District Court for the Southern District of New York, or elsewhere (collectively, the "COURTS"); (b) submits to the nonexclusive jurisdiction of the Courts; (c) agrees and consents that service of process may be made upon it in any proceeding arising out of the Loan Documents or any transaction contemplated thereby by service of process as provided by New York law; (d) WAIVES, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of any Loan Document or the transactions contemplated thereby in the Courts; and (e) WAIVES any claim that any such suit, action or proceeding in any Court has been brought in an inconvenient forum. Nothing herein shall affect the right of Lender to commence legal proceedings or otherwise proceed against Borrower in any jurisdiction or to serve process in any manner permitted by applicable law. Borrower agrees that a final and nonappealable judgment in any such action or proceeding may be enforced in other jurisdictions in any manner provided by law.

         8.15 CONFLICTS BETWEEN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        LENDER:

                                        BLX Commercial Capital, LLC


                                        By: /s/ Bryan peska
                                           -------------------------------------
                                           Bryan Peska, Executive Vice President

                                        ADDRESS FOR NOTICE:
                                        645 Madison Avenue, 19th Floor
                                        New York, New York 10022
                                        Attn: Leonard Rudolph
                                        Telecopy No.:  (212) 751-9345




LOAN AGREEMENT                                                           PAGE 31

                                        BORROWER:

                                        Mooney Airplane Company, Inc.,
                                        a Delaware corporation


                                        By: /s/ J. Nelson Happy
                                           -------------------------------------
                                             J. Nelson Happy, President

                                        ADDRESS FOR NOTICE:
                                        Louis Schreiner Field
                                        Kerrville, Texas 78028


                                        GUARANTOR:

                                        Mooney Aerospace Group, Ltd., a Delaware corporation


                                        By: /s/ J. Nelson Happy
                                           -------------------------------------
                                             J. Nelson Happy, President

                                        ADDRESS FOR NOTICE:
                                        Louis Schreiner Field
                                        Kerrville, Texas 78028


                                        /s/ J. Nelson Happy
                                        ----------------------------------------
                                        J. Nelson Happy

                                        ADDRESS FOR NOTICE:

                                        PO Box 464
                                        Center Point, TX 78010




LOAN AGREEMENT                                                           PAGE 32

                                    EXHIBIT A

         The following personal property of Borrower, wherever located, and now owned, or hereafter acquired or arising, including Proceeds and Supporting Obligations (Any capitalized term relating to a Collateral definition and not otherwise defined in this Exhibit, shall have the meaning accorded thereto in the Uniform Commercial Code, as now enacted and hereinafter amended in the State of Texas):

         1. all FAA Certificates;

         2. all present and future documents, agreements, Instruments, contracts and General Intangibles in any way related to the FAA Certificates, including, but not limited to, the underlying specifications, other data and other tangible and intangible property and property rights related thereto;

         3. all Equipment (including all Proprietary Tooling), Fixtures, and Accessions;

         4. all Records;

         5. all Trademarks; and

         6. The following policy of life insurance:

                  Policy Owner:           J. Nelson Happy
                  Name of Insured:        J. Nelson Happy
                  Policy Number:          XP-5403223
                  Amount:                 $2,000,000.00
                  Issued by:              Jefferson-Pilot Life Insurance Company


Borrower's leasehold interest in the following Commercial Land:

         See Exhibit "A-2" attached hereto and made part hereof for all purposes. .

         "Aircraft" shall mean all now owned or hereafter acquired aircraft of Debtor manufactured, owned or operated pursuant to the FAA Certificates and shall include, without limitation, all existing and future airframes, engines, propellers, parts and other goods attached to, incorporated in, affixed to or used in connection with such aircraft.

         "Airworthiness Certificate" shall mean, as to any Aircraft, an Airworthiness Certificate with respect to such Aircraft issued by the FAA pursuant to the Federal Aviation Act Laws.


LOAN AGREEMENT                                                           PAGE 33

         "Dealer's Aircraft Registration Certificate" shall mean the Dealer's Aircraft Registration Certificate issued by the FAA to Debtor pursuant to the Federal Aviation Act Laws, as the same now exists or may hereafter be amended, supplemented, renewed, extended, reissued or replaced.

         "FAA" shall mean the Federal Aviation Administration of the United States Department of Transportation, and any successor or replacement administration, governmental agency or other entity having the same or similar authority and responsibilities.

         "FAA Certificates" shall mean, collectively, all certificates required by the FAA and the Federal Aviation Act Laws for the manufacture, design, production, maintenance and/or use of Aircraft by Debtor, including, without limitation, each FAA Type Certificate, Production Certificate, Airworthiness Certificate and Dealer's Aircraft Registration Certificate, as the same now exist or may hereafter be amended, supplemented, renewed, extended, reissued or replaced.

         "FAA Type Certificate" shall mean, individually and collectively, Type Certificate Number 2A3 issued by the FAA to Debtor and each other Type Certificate or supplement thereto issued by the FAA to Debtor pursuant to the Federal Aviation Act Laws certifying that the type design of certain aircraft models which are the subject of such Type Certificate comply with the requirements of the Federal Aviation Act Laws, as the same now exists or may hereafter be amended, modified, supplemented, renewed, reissued or replaced.

         "Federal Aviation Act Laws" shall mean Title 49 of the United States Code, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         "Production Certificate" shall mean a Production Certificate issued by the FAA to Debtor pursuant to the Federal Aviation Act Laws certifying that the manufacturing and production capabilities of Debtor to manufacture, produce and deliver airworthy aircraft and comply with the requirements of the FAA Aviation Act Laws, as the same now exists or may hereafter be amended, modified, supplemented, renewed, reissued or replaced.

         "Proprietary Tooling"shall mean all of Debtor's now owned and hereafter acquired tools, molds, jigs and dies which are used solely for the manufacture of aircraft, and/or any portion thereof, of the models and pursuant to the type design therefor which are the subject of a FAA Type Certificate.

         "Records" shall mean all of Debtor's present and future books of account of every kind of nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including, without limitation, any rights with respect to the foregoing maintained with or by any other person)

         "Trademarks" shall mean (a) all of Debtor's now existing or hereafter acquired right, title, and interest in and to: (i) all of Debtor's trademarks, tradenames, trade styles, and service marks

LOAN AGREEMENT                                                           PAGE 34
and all applications, registrations, and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof, or in any other country, together with all rights and privileges arising under applicable law with respect to Debtor's use of any trademarks, tradenames, trade styles, and service marks, and all reissues, extensions, continuation and renewals thereof; (ii) all prints and labels on which such trademarks, tradenames, trade styles, and service marks appear, have appeared or will appear, and all designs and general intangibles of a like nature; (iii) the goodwill of the business symbolized by each of such trademarks, including, without limitation, all customer lists and other records relating to the distribution of products or services bearing any such trademarks; (iv) all income, fees, royalties, and other payments at any time due or payable with respect thereto, including, without limitation, payments under all licenses at any time entered into in connection therewith; (v) the right to sue for past, present, and future infringements thereof; (vi) all rights corresponding thereto throughout the world; and (vii) any and all other proceeds of any of the foregoing, including, without limitation, damages and payments or claims by Debtor against third parties for past or future infringement of any such trademarks.

         Notwithstanding anything to the contrary contained herein, Collateral does not include inventory, work in progress, complete planes or the stock of Borrower.


LOAN AGREEMENT                                                           PAGE 35